ALEXANDER & BALDWIN, INC. EXCESS BENEFITS PLAN

AMENDMENT NO. 2

The Alexander & Baldwin, Inc. Excess Benefits Plan, effective June 29, 2012, hereinafter referred to as the “Plan,” is hereby amended effective on and after January 1, 2020, as follows:

1.    Section 1.01 shall be deleted in its entirety and replaced with the following:

1.01. Establishment of Plan. Pursuant to a corporate reorganization, Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 1900 (“Original A&B”), became a wholly-owned subsidiary of Alexander & Baldwin Holdings, Inc. (“Holdings”) and Original A&B was converted into Alexander & Baldwin, LLC. As part of the reorganization, Holdings assumed all the liabilities under the A&B Excess Benefits Plan (the “Prior Plan”). On the Distribution Date (as defined below), Holdings separated from Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 2012 (“A&B”), and the Alexander & Baldwin, Inc. Excess Benefits Plan (the “Plan”) was established effective as of the Distribution Date. As part of the separation from Holdings, A&B has assumed that the portion of the liabilities of the Prior Plan attributable to “New A&B Participants” (as defined in the Employee Matters Agreement by and between Holdings and A&B dated as of June 8, 2012) (the “Assumed Liabilities”). On and after the Distribution Date, all participants’ Assumed Liabilities shall be payable from this Plan rather than the Prior Plan. Effective as of the close of business on December 31, 2019, each Participant’s account balance maintained under Section 4.03 of the Plan is frozen with respect to any and all accruals, contributions or credits other than interest or investment crediting options described in Section 4.03(a) of the Plan.

2.    Section 4.03 shall be deleted in its entirety and replaced with the following:

4.03. Maintenance of Accounts. The Administrator shall establish and maintain an individual account for each Participant. For all calendar years beginning prior to January 1, 2020, the Administrator shall annually credit to a Participant’s account as of the end of each year an amount equal to the difference between (i) the employer contribution and forfeitures that would have been allocated to such Participant’s account under the A&B Profit Sharing Plan with respect to such year were such allocation to be made without regard to the limitations of Sections 401(a)(17) and 415 of the Code and (ii) the amount actually allocated to such Participant’s account after having taken such limitations into account. For the purposes of this Plan, the benefit to which the Participant is entitled under the A&B Profit Sharing Plan shall be determined by including as part of the Participant’s compensation all deferred base salary. Subject to the provisions stated below, and pursuant to procedures determined by the Committee, or by the committee or individual(s) to which such authority is delegated, the Participant may make an election (“Conversion Election”) to have all or any portion of the amount that is credited to his account, converted into common stock-equivalent units which will be valued from time to time on the basis of the Fair Market Value of Original A&B common stock. Notwithstanding the foregoing, effective February 1, 2012, a Participant may not make a Conversion Election with respect to amounts credited to his account under the Plan, and all existing common stock equivalent units in a Participant’s account will be converted to cash credits equal to the Fair Market Value of an equivalent number of shares of Original A&B common stock as of the first day of the month after A&B notifies all affected Participants of such conversion or such later date as required by any applicable securities laws (the “Conversion Date”). Effective as of the Conversion Date, the portion of a Participant’s account so converted to cash credits shall begin to earn interest in accordance with paragraph (a) below and shall cease earning dividend-equivalent credits in accordance with paragraph (b) below.

From time to time, the value of each account shall be adjusted to reflect an investment return on the balance credited to such account, and such value and adjustments periodically shall be communicated to each Participant. Such periodic valuation shall be made as follows:

(a)Profit Sharing Cash Account.

(1)    Except as otherwise provided below in Section 4.3(a)(2), the portion of the Participant’s account valued in cash shall be credited with interest, compounded annually, at an annual rate equal to 1% above the New York Federal Reserve Bank discount rate in effect as of the date interest is computed and credited. Interest shall be computed and credited as of such date and on such account balance as specified by the Administrator. In the absence of such specifications, interest shall be credited and computed as of January 1 of each year on the balance of the account on the preceding January 1 or, if payments have been made out of an account during the preceding year, on the average balance of that account during the preceding year.

(2)    The Administrator shall have the power, in its sole discretion, to replace the interest crediting in paragraph (1) above with investment crediting options for a Participant’s account and the Administrator may provide a Participant with the right to select from investment crediting options selected by the Administrator. The Administrator shall have sole discretion to determine the type of investments (such as mutual funds, bonds, money-market accounts, etc.) that shall be the investment crediting options available to Participants under the Plan. All investment crediting options will be merely bookkeeping entries to track the value of a Participant’s Account and shall not give the Participant any ownership interest, security or other rights to any specific property of the Employer. All investment crediting, whether earnings or losses, will be credited to the Participant’s account in accordance with such procedures as are established by the Administrator, but no later than December 31st of the year in which the investment crediting is earned.

(b)    Common Stock-Equivalent Units

(1)     The common stock-equivalent units will be credited, at the time dividends are paid on outstanding shares of Original A&B common stock, with an amount (“dividend equivalent credits”) equal to the dividends which otherwise would be paid if the number of common stock-equivalent units in the Participant’s account were actually outstanding shares of Original A&B common stock.

(2)    Dividend-equivalent credits will be applied in the manner of a dividend reinvestment plan to purchase additional common stock-equivalent units valued at Fair Market Value on the applicable dividend payment date.

(3)    Pursuant to procedures determined by the Committee, or by the committee or individual(s) to which such authority is delegated, a Participant may elect to have all or a portion of the Participant’s common stock-equivalent units converted into cash on the basis of the Fair Market Value (at date of conversion) of the shares of Original A&B common stock represented by such units; provided, however, that Participants may not make such an election if they are Section 16 Insiders at the time of such election. Any portion so converted to cash shall begin to earn interest in accordance with paragraph (a) above, and shall stop earning dividend-equivalent credits.

(4)    Any common stock-equivalent units credited to a Participant’s account shall automatically be converted into cash, on the basis of the Fair Market Value (at the date of conversion) of the shares of Original A&B common stock represented by such units, upon the Participant’s Separation from Service with the Employer for any reason. Any amounts so converted to cash shall begin to earn interest in accordance with paragraph (a) above.

The account of each Participant shall be entered on the employer’s books as a liability, payable when due out of general assets. The Employer may establish and maintain a “rabbi” trust, which shall be an irrevocable grantor trust in which the Employer may deposit amounts for the payment of benefits pursuant to the terms and conditions of the Plan. The rabbi trust assets shall be subject to the claims of the Employer’s creditors in the event of the Employer’s bankruptcy or insolvency, until paid to the Participant (or Beneficiary(ies), if applicable). The “rabbi” trust shall be part of an unfunded arrangement providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of ERISA.

For the avoidance of doubt, as of close of business on December 31, 2019, a Participant’s Account shall receive no additional accruals, contributions, or credits other than the interest or gains and losses from investment crediting options under Section 4.03 for any calendar year beginning on or after January 1, 2020.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 20th day of December, 2019.

ALEXANDER & BALDWIN, INC.

By: /s/ Nelson N. S. Chun
Its Senior Vice President

By: /s/ Alyson J. Nakamura
Its Secretary